Exhibit 99.(d)(9)

NON-DISCLOSURE AGREEMENT

THIS AGREEMENT is made as of the 15th day of November, 2011 by and between COMVERGE, Inc., a corporation organized under the laws of Delaware (“COMVERGE”) and H.I.G. Middle Market, LLC, a company located at 1450 Brickell Avenue, 3lst Floor, Miami, FL 33131 (“H.I.G.”). COMVERGE and H.I.G. are individually referred to as a “Party” and collectively referred to as the “Parties”.

WHEREAS, COMVERGE will provide financial information and strategic operating plans, including drafts of financial projections, budgets and due diligence to H.I.G. and its Representatives (as defined below) for the purpose of H.I.G. making a potential investment in COMVERGE (the “Transaction”); and

WHEREAS, COMVERGE will provide confidential and proprietary information and materials to H.I.G. and H.I.G. shall keep such information confidential.

NOW THEREFORE, the Parties agree as follows:

1. Confidential Information Defined. The Parties acknowledge that, in the course of the Transaction, it is anticipated that H.I.G. and its Representatives will receive certain non-public and confidential information, from or about COMVERGE, including, but not limited to financing information, operating budgets, strategic business plan documents, product and services offerings, software platform or any other confidential and proprietary information relating to the Transaction or COMVERGE. All such financial information and term sheets supplied by COMVERGE or its representatives are hereinafter called the “Confidential Information”. The term “Confidential Information” as used herein also includes the Transaction itself and any information, work papers, analyses, compilations, projections, studies, documents, terms, conditions, correspondence, facts or other materials derived or produced by COMVERGE or its representatives for each other which contain or otherwise reflect confidential or proprietary information provided or developed by COMVERGE in connection with the Transaction, or any other information which H.I.G. knows or reasonably ought to know is confidential or proprietary information of COMVERGE. Any Confidential Information supplied in connection with the Transaction by COMVERGE prior to the execution of this Agreement shall be considered in the same manner and be subject to the same treatment as the Confidential Information made available hereunder after the execution of this Agreement. For the purposes of this Agreement, “Representatives” of H.I.G. shall include its employees, officers, directors, financial advisors, staff agents, financing sources, representatives, consultants, advisors or members of any Investment Review or similar committees, but only to the extent such parties receive Confidential Information and excluding, in each case, any portfolio companies.

2. Exclusions from Definition. The term “Confidential Information” as used herein does not include any data or information which the receiving Party can demonstrate: (a) is already known to the receiving Party on a nonproprietary basis at the time it is disclosed to the receiving Party; (b) is or becomes generally known to the public through no wrongful act of the receiving Party or its representatives in violation of this Agreement; (c) has been rightfully received by the receiving Party from a third party without restriction on disclosure and without, to H.I.G.’s knowledge, a breach of an obligation of confidentiality running directly to the providing Party, if any; (d) has been approved for public release by written authorization by the originating Party; or (e ) was developed independently by H.I.G. or its Representatives without use of the Confidential Information.

3. Non-disclosure Obligation. H.J.G. shall keep the Confidential Information confidential and shall not disclose such Confidential Information, in whole or in part, to any person other than its Representatives who need to know such Confidential Information in connection with H.I.G.’ S evaluation, negotiation and potential consummation of the Transaction, except with the prior written consent of COMVERGE or as otherwise permitted hereunder. The Confidential Information shall be used by H.I.G. solely for the purpose of evaluating the Transaction, and shall not be otherwise used without COMVERGE’s prior written consent. H.I.G. agrees that it may disclose the Confidential Information only to those of its Representatives who need to know the Confidential Information for the purpose of assisting the Parties in connection with the Transaction. Prior to disseminating any of the Confidential Information to any agent and/or representative permitted herein, H.I.G. shall advise its Representative of the confidential nature of the Confidential Information, and shall require such Representative to agree to maintain the confidentiality of the Confidential Information and to be bound by terms of confidentiality at least as restrictive as the terms of this Agreement. Additionally, except as required by law, neither Party shall, and each Party shall direct its representatives to not, disclose to any person (i) the fact that Confidential Information has been made available to H.I.G. and its Representatives, (ii) the fact that the Parties are in discussions regarding the Transaction, or (iii) the terms and conditions of such discussions, including the status thereof.

4. No Export. H.I.G. will not export, directly or indirectly, any Confidential information acquired from COMVERGE pursuant to this Agreement, or any product utilizing such Confidential information, to any country, or any company located in any country, for which the U.S. Government or any agency thereof at the time of export requires an export license or other governmental approval without first obtaining written consent from COMVERGE and the appropriate license.

5. Standard of Protection. For the purpose of complying with the obligations set forth herein, H.I.G. shall use a reasonable standard of care, no less than efforts commensurate with those that it employs for the protection of its own confidential and sensitive information.

6. Compliance with Legal Process. In the event that H.I.G. or its Representatives is legally requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process or by applicable statutes, regulations or laws, including but not limited to the rules of any securities trading exchange or securities quotation system, or applicable professional standards of the American Institute of Certified Public Accountants, Public Company Accounting Oversight Board or state boards of accountancy or obligations thereunder, to disclose any Confidential Information, H.I.G. shall, to the extent practicable and permitted by law, promptly notify COMVERGE of such request or requirement prior to disclosure so that COMVERGE may seek an appropriate protective order and/or waive compliance with the terms of this Agreement. For the avoidance of doubt, any disclosure made pursuant to this paragraph shall not be in breach of this Agreement.

7. Ownership; Return of Information. Except as may otherwise set forth in a written agreement between the parties relating to the Transaction, all Confidential Information (including tangible copies and computerized or electronic versions thereof and also all Confidential Information contained in all deliverables and work papers), including all intellectual property rights pertaining thereto, shall be the property of COMVERGE. No later than ten (10) business days following the receipt of a written request from COMVERGE, H.I.G. shall destroy or deliver to COMVERGE all Confidential Information, together with a certificate executed by the agent and/or representative or principal of H.I.G. confirming that all such materials in H.I.G.’s possession or control have been delivered to COMVERGE or destroyed, except as permitted herein. Notwithstanding the foregoing, H.I.G. and its Representatives may retain (i) any electronic or written copies of Confidential Information as may be stored on its electronic records storage system as a result of automated backup systems or as may be otherwise required by law, other regulatory requirements, or internal document retention policies, provided that any such Confidential Information remains subject to this Agreement; and (ii) a single confidential copy of all Confidential Information which may be retained by H.I.G.’s internal legal counsel for the sole purpose of prosecuting or defending any matters which may arise from or relate to this Agreement.

8. Remedies for Breach. The Parties understand and agree that money damages may not be a sufficient remedy for any breach of this Agreement and that the originating Party shall be entitled, without posting bond or other security, to seek injunctive or other equitable relief to remedy or forestall any such breach or threatened breach. Such remedy shall not be deemed to be the exclusive remedy for any breach of this Agreement, but shall be in addition to all other rights and remedies available at law or in equity, except as provided herein. Except in the event of gross negligence or willful misconduct, neither Party shall be liable for any consequential, indirect, punitive or special losses or damages (including, but not limited to, lost profits, lost earnings and loss of production) incurred by the other Party in connection with such Party’s performance or failure to perform any of its obligations under this Agreement, or the breach of any representation, warranty or other obligation hereunder, whether expressed or implied and whether such damages are claimed under breach of warranty, breach of contract, tort, or other theory or cause of action at law or in equity.

9. Standstill Period. H.I.G. acknowledges that, in its examination of the Confidential Information, you may have access to material non-public information concerning COMVERGE. You agree that, for a period of one year following the date of this agreement (the “Standstill Period”), you will not, directly or indirectly, without the prior written consent of the majority of the Board of Directors of COMVERGE, (i) acquire, agree to acquire, propose, seek or offer to acquire, or facilitate the acquisition or ownership of, any securities or assets of COMVERGE , any warrant or option to purchase such securities or assets, any security convertible into any such securities, or any other right to acquire such securities, (ii) other than with respect to the Transaction, enter, agree to enter, propose, seek or offer to enter into or facilitate any merger, business combination, recapitalization, restructuring or other extraordinary transaction involving COMVERGE, (iii) make, or in any way participate or engage in, any solicitation of proxies to vote, or seek to advise or influence any person with respect to the voting of, any voting securities of COMVERGE; (iv) form, join or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) with respect to any voting securities of COMVERGE, (v) call, request the calling of, or otherwise act, alone or in concert with others, to seek to control or influence the management or the policies of COMVERGE, (vi) other than with respect to the Transaction, disclose any intention, plan or arrangement prohibited by, or inconsistent with, the foregoing or (vii) except as permitted in the Agreement, advise, assist or encourage or enter into any discussions, negotiations, agreements or arrangements with any other persons in connection with the foregoing. You further agree that during the Standstill Period you will not directly or indirectly, without the prior written consent of the Board of Directors of COMVERGE, take any action that to your knowledge might require COMVERGE to make a public announcement regarding the possibility of a business combination, merger or other type of transaction described in this paragraph. The provisions of this paragraph shall be inoperative and of no force or effect if any other person or group (as defined in Section 13(d)(3) of the Exchange Act) shall have acquired or entered into a definitive agreement (approved by the Board of Directors of COMVERGE) to acquire more than 50% of the outstanding voting securities of COMVERGE or assets of COMVERGE or its subsidiaries representing more than 50% of the consolidated earning power of COMVERGE and its subsidiaries. Notwithstanding the foregoing, and as described in Section 14, nothing in this section shall preclude H.I.G. from acquiring securities of COMVERGE in the public markets as a public investor in COMVERGE, so long as such transactions do not violate the applicable United States securities laws. Furthermore, for avoidance of doubt, both Parties agree that the purpose of the Transaction is for H.I.G. to submit a proposal to COMVERGE regarding a possible transaction. Accordingly, until informed in writing by COMVERGE otherwise, H.I.G. may propose potential transactions to COMVERGE without violating any of the restrictions set forth above in this section.

10. Non Solicit. For two years from the date hereof, you will not, directly or indirectly solicit for employment or hire any officer, director, or other key employees (to be specified in writing by COMVERGE) of COMVERGE or any of its subsidiaries or divisions with whom you have had contact or who became known to you in connection with your consideration of the Transaction, except that you shall not be precluded from hiring any such employee who (i) initiates discussions regarding such employment without any direct or indirect solicitation by you, (ii) responds to any public advertisement or non- directed search, or (iii) was terminated by COMVERGE. For avoidance of doubt, the provisions of this section shall not apply to any portfolio companies of H.I.G. so long as H.I.G. does not share Confidential Information with its portfolio companies.

11. Term, Termination. This Agreement shall be in effect as of the date first set forth above, and shall continue in full force and effect for a period of two (2) years after the date hereof.

12. No Waiver. No failure or delay by COMVERGE in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

13. Amendment. This Agreement may not be modified, supplemented or amended orally, but only by a written document signed by both Parties hereto.

14. Other Transactions. COMVERGE acknowledges and understands that H.I.G. and its Representatives may or in the future evaluate, invest in or do business with competitors or potential competitors of COMVERGE. Neither the execution of this Agreement nor receipt of Confidential Information shall in any way restrict or preclude such activities. Moreover, notwithstanding any provision of this Agreement to the contrary, this Agreement shall not limit, restrict or impair H.I.G.’s ability or the ability of is Representatives to engage in transactions with respect to securities, bank debt, instruments and interests of COMVERGE or any other person or entity, so long as such transactions do not violate applicable United States securities laws.

15. Applicability to Affiliated Parties. Any information disclosed to H.I.G. by any of COMVERGE’s affiliates or by any company, person or other entity participating with COMVERGE,

in any consortium, partnership, joint venture or similar business combination in direct connection with the Transaction, which would otherwise constitute Confidential Information hereunder if disclosed by COMVERGE, shall be deemed to constitute Confidential Information under this Agreement. For purposes of this agreement, an “affiliate” means an entity that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such entity.

16.     Attorneys’ Fees. Should COMVERGE or any beneficiary of this Agreement find it necessary to employ legal counsel and bring an action at law or in equity to enforce any of the terms or conditions of this Agreement the non-prevailing party (as determined in a final, nonappealable judicial opinion) shall reimburse the prevailing Party or any such beneficiary for all reasonable attorneys’ fees and costs incurred pursuing such proceeding.

17.     Governing Law, Jurisdiction, Venue. This Agreement shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of Georgia, without giving effect to its principles or rules regarding conflicts of laws.

18.     Party Status. This Agreement is neither intended to create, nor shall it be construed as creating, (i) a joint venture, partnership or other form of business association between the Parties, (ii) an obligation to buy or sell products using or incorporating the Proprietary Information, (iii) an implied or express license grant from either Party to the other, (iv) any obligation to continue discussions or negotiations with respect to any potential agreement between the Parties or (v) an agreement to enter into any agreement.

19.     Severability. In the event any provision of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, the remaining provisions of this Agreement shall remain in full force and effect to the maximum extent possible; provided however, that the intention and essence of this Agreement may still be accomplished and satisfied.

20.     Disclosure. H.I.G. will notify COMVERGE in writing promptly upon the occurrence of any unauthorized release of Proprietary Information or breach of this Agreement of which it is aware.

21.     Warranty Matters. THE PARTIES HERETO AGREE THAT NO WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, ARE GIVEN BY THE ORIGINATING PARTY WITH RESPECT TO THE CONFIDENTIAL INFORMATION DISCLOSED HEREUNDER, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTIES OF MERCHANTABILITY, COURSE OF DEALING, USAGE OF TRADE, FITNESS FOR A PARTICULAR PURPOSE OR DESIGN.

22.     Miscellaneous. This Agreement may not be assigned by either Party without the prior written consent of the other and shall be binding on, and inure to the benefit of, the respective successors of the Parties thereto. This Agreement may be signed in one or more counterpart originals, each of which shall constitute an original document. The Parties agree that this Agreement can be executed via facsimile signatures and be binding. This Agreement represents the entire understanding and agreement of the Parties and supersedes all prior communications, agreements and understandings between the Parties relating to the Transaction. It is understood that the terms of access by H.I.G. or its Representatives to Confidential Information in connection with the Transaction contained in any data room or website shall be superseded by the understandings and agreements contained herein.

23. Nothing in this Agreement shall be binding upon, or restrict the activities of, any of H.I.G.’s portfolio companies, investment professionals or affiliated investment funds that do not receive Confidential Information hereunder

IN WITNESS WHEREOF, the parties have executed and delivered this Non-Disclosure Agreement effective as of the date first above written.

COMVERGE, INC.

/s/ David Mathieson
Printed Name: David Mathieson Title: Executive Vice President & Chief Financial Officer

H.I.G. MIDDLE MARKET, LLC

/s/ Joe Zulli
Printed Name: Joe Zulli Title: Principal